Exhibit 10.1

FIRST AMENDMENT TO THE PRIVATE LABEL

CREDIT CARD PLAN AGREEMENT

This First Amendment to the Private Label Credit Card Plan Agreement (“First Amendment”) is entered into on this 13th day of November, 2017, (the “First Amendment Effective Date”) by and between PIER 1 IMPORTS (U.S.), INC., with its principal office at 100 Pier 1 Place, Fort Worth, Texas 76102 (hereinafter being referred to as “Pier 1”) and COMENITY BANK, formerly known as World Financial Network Bank, with its principal offices located at One Righter Parkway, Suite 100, Wilmington, DE 19803 (hereinafter referred to as “Bank”).

RECITALS:

WHEREAS, Pier 1 and Bank entered into a Private Label Credit Card Plan Agreement dated as of October 5, 2011 (“Agreement”);

WHEREAS, Pier 1 and Bank desire to add provisions that address sales tax recovery obligations for Written - Off Accounts and sharing of Recoverable Sales Tax (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.     Definitions; References. Each term used herein which is not defined herein shall have the meaning assigned to such term in the Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement amended hereby.

2. Section 10.18 Taxes. Section 10.18 is hereby deleted in its entirety and replaced with a new Section 10.18, as follows:

10.18 Taxes.

(a)     General. Pier 1 will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on Bank’s income which shall be borne by Bank), imposed by the United States, any state or local government, or other taxing authority, on all services provided by Bank under this Agreement. Provided, however, that if/when Bank seeks payment from Pier 1, Bank shall deliver a written invoice (or other comparable form of written documentation requesting payment and basis therefor) to Pier 1 in a timely manner relative to when (i) Bank received an invoice or other statement for payment from the subject taxing authority, or (ii) Bank determined (or should have determined, based on Bank’s normal accounting reviews and preparation of tax documents of which such matter should have been a part) that Pier 1 should pay such amount. The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments). All amounts set forth in this Agreement are expressed and shall be paid in U.S. dollars.

(b)     Recoverable Sales Tax on Written-Off Accounts. Bank shall notify Pier 1 of any amounts written-off by Bank for federal income tax purposes on Accounts (“Written-Off Accounts”), identified by Account, and shall sign such forms and provide any such other information as is reasonably necessary to enable Pier 1 to recover any sales tax charged to any such Written-Off Account (“Recoverable Sales Taxes”). Regardless of whether a jurisdiction permits either Bank or Pier 1, or only Pier 1 to make a claim for Recoverable Sales Taxes, Pier 1 will use reasonable efforts to claim a deduction on its sales tax returns for the maximum Recoverable Sales Tax amount associated with Bank’s Written-Off Accounts as permitted by Applicable Law. Pier 1 shall provide Bank with documentation of the amount of Recoverable Sales Taxes claimed in each jurisdiction where Pier 1 makes such a claim. For clarity, Bank shall not file a claim for any Recoverable Sales Taxes with any state. Pier 1 shall pay to Bank an amount equal to Fifty Percent (50%) of the Recoverable Sales Taxes (“Bank’s Tax Share”), and Pier 1 shall pay Bank the Bank’s Tax Share at the time Pier 1 claims a deduction on its required sales tax filing with a jurisdiction permitting such deduction. If Pier 1 is required to file a claim for refund, rather than claiming a deduction as set forth above, then Pier 1 shall pay the Bank’s Tax Share to Bank at the time Pier 1 receives such refund from the state. In the event

Pier 1 is audited or assessed by a state in which Recoverable Sales Taxes have been claimed, and such audit specifically identifies Revocable Sales Taxes as being an area under review, then Pier 1 shall timely notify Bank when Pier 1 receives such notice, and Bank shall be permitted to participate with Pier 1 and shall cooperate in any such audit or assessment. In the event Pier 1 is audited or assessed by a state, and as a result any portion of the Bank’s Tax Share is repaid to the state, Bank shall repay such amount (including any penalties and interest in respect of such amount) to Pier 1. Notwithstanding any provision to the contrary, if Pier 1 fails to notify Bank of an audit in which Recoverable Sales Taxes are disallowed by the state, or if Pier 1 fails to permit Bank to participate in such an audit, then Bank shall not be required to repay any amount of Recoverable Sales Taxes (inclusive of penalties and interest related thereto) repaid to the state. Pier 1 may, in its sole and absolute discretion, following ninety (90) days’ prior written notice to Bank, cease filing claims for Recoverable Sales Taxes as required by this Section 10.18(b). If Pier 1 ceases filing claims, Pier 1 shall timely provide Bank any and all documents, including assignments of any rights Pier 1 may have in Recoverable Sales Taxes, necessary for Bank to file claims directly with states that allow such claims. Notwithstanding any provision to the contrary, if Bank files claims directly with a state or states, Pier 1 shall not be entitled to any portion of the Recoverable Sales Taxes.

3.     While the provisions of Section 10.18. (b) shall be effective as of the First Amendment Effective Date, both parties shall take such actions as necessary to seek Recoverable Sales Tax for prior years to the maximum extent permitted by applicable law and in accordance with the provisions of Section 10 (b).

4.     Order of Precedence. This First Amendment is supplementary to and modifies the Agreement. All terms and conditions of the Agreement shall remain unchanged and in full force and effect except as amended by this First Amendment.

5.     Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Additionally, a fully executed PDF of this First Amendment shall be deemed to constitute an original document.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized officers.

PIER 1 IMPORTS (U.S.), INC.		COMENITY BANK

By:	/s/ Darla Ramirez	By:	/s/ John Marion
Name:	Darla Ramirez	Name:	John Marion
Title:	VP — Controller & Interim CFO	Title:	President